RALLY RD.

Purchase Agreement

As of August 7th, 2019

This exclusive purchase option agreement (the “Option Agreement”) is made between RSE Archives, LLC (“Purchaser” or “us”) and Prive Porter, LLC
(“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

▪You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

▪We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

Your Rights & Obligations:

▪You will not advertise the Asset(s) online, in print, on social media, or with a third-party dealer or listing service after payment is made.

Other:

▪This Agreement may be modified or amended only with the prior written consent of both Purchaser and Seller.

CONFIDENTIAL

RALLY RD.

Asset:	Hermes Birkin
Description:	25cm Birkin Bleu Saphir Lizard PHW #D
Total Acquisition Cost:	$ 55,500
Consideration: Cash (%) Equity (%) Total	$ 55,500 (100%) 0 ( 0%) $ 55,500
Other Terms: Option Period Balance Due	N/A – Purchase, No Option $ 55,500 due at signing

Acknowledged and Agreed:

By: /s/ Christopher J. Bruno	By: /s/ Jeff Burke
PURCHASER	SELLER
Name:Christopher J. Bruno	Name: Jeff Burke

 Title: Chief Executive Officer                                              Title: Manager

CONFIDENTIAL